As filed with the Securities and Exchange Commission on June 26, 2009

Registration No. 333-144369

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TYCO ELECTRONICS LTD.

(Exact name of registrant as specified in its charter)

Switzerland	98-0518048
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland
Telephone: +41 (0)52 633 66 61

(Address of principal executive offices and zip code)

Separation and Distribution Agreement Equity Awards

(Full title of the plan)

Robert A. Scott
Executive Vice President and General Counsel
Tyco Electronics Ltd.
1050 Westlakes Drive
Berwyn, Pennsylvania 19312

(610) 893-9560

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-144369 (the “Registration Statement”), as amended, is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) by Tyco Electronics Ltd. (“Tyco Electronics”), a Swiss company.  Tyco Electronics (as a Swiss company) expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Amendment sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the change of domicile or necessary to keep the Registration Statement from being misleading in any material respect.

On June 25, 2009, Tyco Electronics effected the “Swiss Continuation” in the manner described in Tyco Electronics’ Form S-4/A filed with the Commission on May 1, 2009 (No. 333-156927) (the “Form S-4”), by discontinuing its existence as a Bermuda company as provided in Section 132G of The Companies Act 1981 of Bermuda and, according to article 161 of the Swiss Federal Code on International Private Law, continuing its existence under articles 620 et seq. of the Swiss Code of Obligations as a Swiss company.  The Swiss Continuation did not result in any change to the registrant’s business, management, assets, liabilities or net worth.  As a result of the Swiss Continuation, holders of common shares, par value US$ 0.20 per share, of Tyco Electronics (as a Bermuda company) became holders of registered shares, par value CHF 2.60 per share, of Tyco Electronics (as a Swiss company), and their rights as holders of Tyco Electronics registered shares are now governed by the Swiss Code of Obligations and Tyco Electronics’ articles of association and organizational regulations (constituting Exhibits 4.1 and 4.2 to this Registration Statement).  Tyco Electronics’ registered shares continue to be listed on the New York Stock Exchange under the same ticker symbol, “TEL.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information*

Item 2.            Registrant Information and Employee Plan Annual Information*

*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The following documents, which have been previously filed by Tyco Electronics with the Commission pursuant to the Exchange Act, are incorporated by reference into this Post-Effective Amendment No. 1 to the Registration Statement:

(1) Tyco Electronics’ Annual Report on Form 10-K/A for the fiscal year ended September 26, 2008, filed with the Commission on January 16, 2009;

(2) All reports filed by Tyco Electronics pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above; and

(3) The description of Tyco Electronics’ registered shares included in Exhibit 99.2 to Current Report on Form 8-K filed with the Commission on June 25, 2009.

In addition, all documents filed by Tyco Electronics pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by Tyco Electronics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of Tyco Electronics’ Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that Tyco Electronics discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this registration statement.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

On April 16, 2009, Tyco Electronics announced that it had entered into an agreement to sell its Wireless Systems business for US$ 675 million in cash, subject to certain working capital adjustments.  The sale was completed on May 29, 2009.  Tyco Electronics will report the results of the Wireless Systems business as a discontinued operation beginning with its fiscal third quarter ending June 26, 2009.  In addition, effective January 1, 2009, Tyco Electronics established the Specialty Products Group from its existing businesses.  The results of this new organization have been reported as a separate reporting segment in the Tyco Electronics Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2009.  This new segment is comprised of the Medical Products, Circuit Protection, Touch Systems, and Aerospace, Defense, and Marine businesses which were formerly reported in the Electronics Components segment.  Prior period segment information has been revised to reflect the new segment reporting structure in all periods presented in a Current Report on Form 8-K filed by Tyco Electronics on June 5, 2009.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

The articles of association and organizational regulations of Tyco Electronics that took effect upon the Swiss Continuation provide as follows:

•      Tyco Electronics shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former directors and officers of Tyco Electronics, and their heirs, executors and administrators out of the assets of Tyco Electronics from and against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceedings or investigations, whether civil, criminal, administrative or other (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or (ii) serving as director or officer of Tyco Electronics, or (iii) serving at the request of Tyco Electronics as director, officer, or employee or agent of another corporation, partnership, trust or other enterprise. This indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person’s duties as director or officer.

•      Tyco Electronics shall advance to existing and former directors and officers court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding paragraph.  Tyco Electronics may reject and/or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the director or officer in question has committed an intentional or grossly negligent breach of his statutory duties as a director or officer.

•      Tyco Electronics may procure insurance on behalf of any person who is or was a director, officer, employee or agent of Tyco Electronics, or is or was serving at the request of Tyco Electronics as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by Tyco Electronics, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Tyco Electronics would have the power to indemnify him against such liability. The insurance premiums shall be charged to and paid by Tyco Electronics or its subsidiaries.

Item 7.            Exemption From Registration Claimed.

Not applicable.

Item 8.            Exhibits.

A list of exhibits included as part of this Post Effective Amendment No. 1 is set forth in the Exhibit Index to this Post Effective Amendment No. 1 to the Registration Statement.

Item 9.            Undertakings

1.  Tyco Electronics hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Tyco Electronics pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.   Tyco Electronics hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of Tyco Electronics’ annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Tyco Electronics pursuant to provisions and arrangements that exist whereby Tyco Electronics may indemnify such persons against liabilities arising under the Securities Act, or otherwise, Tyco Electronics has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Tyco Electronics of expenses incurred or paid by a director, officer or controlling person of Tyco Electronics in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Tyco Electronics will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berwyn, Pennsylvania, on this 26th day of June 2009.

TYCO ELECTRONICS LTD.

By:	/s/ Terrence R. Curtin
	Name:	Terrence R. Curtin
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons on June 26, 2009 in the capacities indicated below.

Signature	Title

*	Chief Executive Officer and Director (Principal Executive Officer)
Thomas J. Lynch

/s/ Terrence R. Curtin	Executive Vice President and Chief Financial Officer (Principal
Terrence R. Curtin	Financial Officer)

/s/ Robert J. Ott	Senior Vice President and Corporate Controller (Principal
Robert J. Ott	Accounting Officer)

*	Director
Pierre R. Brondeau

*	Director
Ram Charan

*	Director
Juergen W. Gromer

Signature	Title

*	Director
Robert M. Hernandez

*	Director
Daniel J. Phelan

*	Director
Lawrence S. Smith

*	Director
Paula A. Sneed

*	Director
David P. Steiner

*	Director
John C. Van Scoter

*       The undersigned does hereby sign this Post-Effective Amendment No. 1 to the registration statement on behalf of the above-indicated director or officer of Tyco Electronics Ltd. pursuant to a power of attorney executed by such director or officer.

By:	/s/ Robert A. Scott
Robert A. Scott
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment No. 1 to the registration statement, solely in the capacity of the duly authorized representative of Tyco Electronics Ltd. in the United States, on this 26th day of June, 2009.

By:	/s/ Robert A. Scott
Robert A. Scott
Tyco Electronics Ltd.
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Association of Tyco Electronics Ltd. (Incorporated by reference to Exhibit 3.1 to Tyco Electronics Ltd.’s Current Report on Form 8-K, filed June 25, 2009)

4.2	Organizational Regulations of Tyco Electronics Ltd. (Incorporated by reference to Exhibit 3.2 to Tyco Electronics Ltd.’s Current Report on Form 8-K, filed June 25, 2009)

5.1	Opinion of Bär & Karrer AG

10.1

Separation and Distribution Agreement among Tyco International Ltd., Covidien Ltd. and Tyco Electronics Ltd., dated as of June 29, 2007 (Incorporated by reference to Exhibit 2.1 to Tyco Electronics Ltd.’s Current Report on Form 8-K, filed July 5, 2007)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Bär & Karrer AG (included in Exhibit 5.1)

24.1	Power of Attorney with respect to John C. Van Scoter

24.2	Power of Attorney with respect to signatories (other than John C. Van Scoter)*

* Previously filed